Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FOURTH QUARTER AND FULL YEAR 2020 RESULTS

MIDLAND, Texas, March 11, 2021/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its fourth quarter and full year ended December 31, 2020.

For the fourth quarter ended December 31, 2020, the Company reported revenues of $8,884,000, a decrease of approximately 74% compared to $33,557,000 for the quarter ended December 31, 2019. For the fourth quarter of 2020, the Company reported a net loss of $7,849,000, or $0.33 loss per share of common stock, compared to a net loss of $5,828,000, or $0.25 loss per share of common stock, for the quarter ended December 31, 2019. The Company reported negative EBITDA of $4,151,000 for the quarter ended December 31, 2020 compared to negative EBITDA of $788,000 for the quarter ended December 31, 2019.

For the year ended December 31, 2020, the Company reported revenues of $86,100,000, a decrease of approximately 41% compared to $145,773,000 for the year ended December 31, 2019. For the full year 2020, the Company narrowed its net loss to $13,196,000, or $0.56 loss per share of common stock, from a net loss of $15,213,000, or $0.66 loss per share of common stock, for the year ended December 31, 2019. The Company reported EBITDA of $3,683,000 for the year ended December 31, 2020, a decrease of approximately 41% compared to $6,261,000 for the year ended December 31, 2019.

During the fourth quarter of 2020, the Company operated one data acquisition crew with periods of low utilization in the United States (“U.S.”). The one crew was inactive for the latter part of the third quarter and well into the fourth quarter. Based on currently available information, the Company anticipates operating one crew in the U.S. through the first quarter with likely sustained periods of downtime and one crew in Canada for the winter season ending at the end of the first quarter of 2021. While visibility remains limited beyond the first quarter, the Company maintains the ability to deploy additional crews on short notice when market conditions improve. Reflected in both the fourth quarter and year end results is a non-cash impairment of approximately $1.6 million related to a note receivable and bad debt expense.

Stephen C. Jumper, President and Chief Executive Officer, said, “Fiscal 2020 was a year of unprecedented adversity. The company started out the first half of the year with its best financial and operational results in many years. We operated three large channel count crews in the U.S. and up to three crews in the Canada during the first quarter of 2020. The company continued profitability in the second quarter with the operation of two large channel count crews. As reported in our second quarter earnings release, the company began to experience the dramatic impact of the COVID-19 related economic lockdowns in late spring and early summer. As oil prices began to trade at significantly low levels, Exploration and Production (“E&P”) companies reduced their capital budgets and spending, which in turn, negatively impacted demand for our services. As a result, crew deployment lessened and utilization of our existing channels dropped. Utilization levels went from strong and promising in the first half of the year to weak for periods of time in the second half of the year. Even though we have seen some gradual uptick in oil prices, current requests for proposals for our services in both the U.S. and Canada remain challenged. We are beginning to see signs of modest recovery in the oilfield service space as the oil and gas industry has experienced slight economic improvements in the number of active drilling rigs and hydraulic fracturing crews deployed in the U.S. On a different note, the decrease in overall activity and financial difficulties led to an increase in M&A activity as some E&P companies have chosen to consolidate with others. At this time, we are unable to forecast the impact that this activity will have on the demand for our services as E&P companies re-evaluate their capital spending projects. However, this recent M&A activity indicates E&P companies will continue their focus on shareholder returns and disciplined capital spending as they seek to develop and produce oil and natural gas with increased efficiency by prioritizing their most economic drilling locations. This need for increased efficiencies promotes demand for seismic data acquisition and the services we provide. As in the most recent down cycles, we anticipate recovery in seismic data acquisition to somewhat lag behind increases in drilling and completion activities. The overall effect on the Company of the current administration’s order to pause oil and gas leasing and issuance of new drilling permits on federal lands is yet to be determined, however, we anticipate activity among E&P companies to be cautious in many of the Western States such as New Mexico, Utah and Wyoming.”

Jumper continued, “In response to these difficult conditions, we are maintaining our focus on cost saving measures while balancing the ability to respond rapidly when market conditions improve. As reported in our previous press releases this past year, we have taken steps to outsource several ancillary services. These steps, including permitting and surveying, have resulted in reduced salary costs and lower general and administrative expenses. Moreover, as previously reported in our second quarter 2020 earnings press release, the Company anticipates approximately $4.3 million in annual cost savings as a result of previously enacted cost saving measures.”

Capital expenditures for the fourth quarter were $25,000 and totaled $2,786,000 for the twelve months ended December 31, 2020, primarily for maintenance capital items. The Company’s Board of Directors has approved an initial capital budget of $1,000,000 for 2021. The Company’s balance sheet remains strong with $46,538,000 of cash, restricted cash and short term investments and $51,149,000 of working capital as of December 31, 2020. The Company is nearly debt free, with notes payable and finance leases of $138,000 as of December 31, 2020.

Jumper concluded, “Despite the setbacks thrust upon us by the worldwide COVID-19 pandemic, we are determined to press forward and deliver the highest quality services for our clients. Our state-of-the-art equipment inventory, our strong and unleveraged balance sheet and our dedicated work force positions us for a healthy recovery when market conditions improve. As mentioned above, conditions are difficult and will remain so for the near-term pending continued improvement and stabilization in oil prices, but I am confident in the future and that we are properly focused on upcoming opportunities. I thank all of our hard-working employees, valued clients and our trusted shareholders as we work toward better times ahead.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its year-end and fourth quarter 2020 financial results on March 11, 2021 at 9:00 a.m. Central / 10:00 a.m. Eastern. Participants can access the call at 1-800-289-0438 (US/Canada) and 1-323-794-2423 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through April 11, 2021 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 7372829. The webcast will be recorded and available for replay on Dawson’s website at http://www.dawson3d.com until April 11, 2021.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

·	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

·	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

·	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance.  However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; the current significant surplus in the supply of oil and the ability of OPEC+ to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 6, 2020 and any subsequent Quarterly Reports on Form 10-Q filed with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

	(unaudited)		(unaudited)
Operating revenues	$8,884	$33,557	$86,100	$145,773

Operating costs:
Operating expenses	10,809	30,814	68,998	123,024
General and administrative	2,715	3,779	13,920	17,169
Depreciation and amortization	3,762	5,182	17,174	21,826
	17,286	39,775	100,092	162,019

Loss from operations	(8,402)	(6,218)	(13,992)	(16,246)

Other income (expense):
Interest income	76	103	402	548
Interest expense	(3)	(54)	(83)	(435)
Other income (expense), net	489	248	501	681
Loss before income tax	(7,840)	(5,921)	(13,172)	(15,452)

Income tax (expense) benefit	(9)	93	(24)	239

Net loss	(7,849)	(5,828)	(13,196)	(15,213)

Other comprehensive income:
Net unrealized income on foreign exchange rate translation, net	593	112	372	392

Comprehensive loss	$(7,256)	$(5,716)	$(12,824)	$(14,821)

Basic loss per share of common stock	$(0.33)	$(0.25)	$(0.56)	$(0.66)

Diluted loss per share of common stock	$(0.33)	$(0.25)	$(0.56)	$(0.66)

Weighted average equivalent common shares outstanding	23,478,072	23,257,830	23,382,433	23,179,257

Weighted average equivalent common shares outstanding - assuming dilution	23,478,072	23,257,830	23,382,433	23,179,257

DAWSON GEOPHYSICAL COMPANY
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	December 31,
	2020	2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$40,955	$26,271
Restricted cash	5,000	5,000
Short-term investments	583	2,350
Accounts receivable, net of allowance for doubtful accounts of $250 at December 31, 2020 and 2019	7,343	24,356
Current maturities of notes receivable	—	66
Prepaid expenses and other current assets	4,709	7,575
Total current assets	58,590	65,618

Property and equipment	271,480	284,647
Less accumulated depreciation	(232,580)	(231,098)
Property and equipment, net	38,900	53,549

Right-of-use assets	5,494	6,605
Notes receivable, net of current maturities	—	1,394
Intangibles, net	393	385
Long-term deferred tax assets, net	—	57

Total assets	$103,377	$127,608

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,603	$3,952
Accrued liabilities:
Payroll costs and other taxes	1,045	1,963
Other	1,811	3,599
Deferred revenue	1,779	3,481
Current maturities of notes payable and finance leases	94	4,062
Current maturities of opearating lease liabilities	1,109	1,200
Total current liabilities	7,441	18,257

Long-term liabilities:
Notes payable and finance leases, net of current maturities	44	96
Operating lease liabilities, net of current maturities	4,899	5,940
Deferred tax liabilities, net	19	—
Other accrued liabilities	—	150
Total long-term liabilities	4,962	6,186

Operating commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,526,517 and 23,335,855 shares issued, and 23,478,072 and 23,287,410 shares outstanding at December 31, 2020 and 2019, respectively	235	233
Additional paid-in capital	154,866	154,235
Retained deficit	(62,927)	(49,731)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(1,200)	(1,572)
Total stockholders' equity	90,974	103,165

Total liabilities and stockholders' equity	$103,377	$127,608

Reconciliation of EBITDA to Net Loss
(amounts in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net loss	$(7,849)	$(5,828)	$(13,196)	$(15,213)
Depreciation and amortization	3,762	5,182	17,174	21,826
Interest (income) expense, net	(73)	(49)	(319)	(113)
Income tax expense (benefit)	9	(93)	24	(239)
EBITDA	$(4,151)	$(788)	$3,683	$6,261

Reconciliation of EBITDA to Net Cash (Used in) Provided by Operating Activities
(amounts in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net cash (used in) provided by operating activities	$(4,807)	$8,283	$19,641	$9,480
Changes in working capital and other items	2,654	(8,518)	(12,444)	(812)
Non-cash adjustments to net loss	(1,998)	(553)	(3,514)	(2,407)
EBITDA	$(4,151)	$(788)	$3,683	$6,261